2II Putnam Capital Opportunities Fund attachment
10/31/04 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended October 31, 2004, Putnam Management
has assumed $28,415 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	--
Class B	--
Class C	--

72DD2 (000s omitted)

Class M	--
Class R	--
Class Y	--

73A1

Class A	--
Class B	--
Class C	--

73A2

Class M	--
Class R	--
Class Y	--

74U1 (000s omitted)

Class A	35,596
Class B	23,861
Class C	3,215

74U2 (000s omitted)

Class M	1,622
Class R	9
Class Y	30,954

74V1

Class A	10.82
Class B	10.31
Class C	10.39

74V2

Class M	10.47
Class R	10.78
Class Y	10.95